Exhibit 99.1

RPM Reports Fiscal 2022 Second-Quarter Results

•	Record second-quarter sales of $1.64 billion increased 10.3% over prior year, with 3 of 4 operating segments generating double-digit sales growth

•	Net income was $124.9 million in the quarter, a decrease of 2.2% compared to prior year when net income increased 65.7%

•	Second-quarter diluted EPS decreased 2.0% to $0.96, while EBIT increased 4.6% to $187.0 million

•	Second-quarter adjusted diluted EPS was $0.79 and adjusted EBIT was $157.3 million; adjusted results exclude a $41.9 million net gain on a facility sale and $9.9 million in restructuring charges

•	Fiscal 2022 third-quarter outlook anticipates double-digit consolidated sales growth and a decline in adjusted EBIT of 5% to 15% versus the prior year

MEDINA, OH – January 5, 2022 – RPM International Inc. (NYSE: RPM), a world leader in specialty coatings and sealants, today announced its financial results for its fiscal 2022 second quarter ended November 30, 2021.

Second-Quarter Consolidated Results

Fiscal 2022 second-quarter net sales were a record $1.64 billion, up 10.3% over the $1.49 billion reported a year ago. Net income was $124.9 million, a decrease of 2.2% compared to $127.7 million reported in the year-ago period when net income increased 65.7%. Diluted earnings per share (EPS) were $0.96, a decrease of 2.0% versus the $0.98 reported in the prior-year quarter. Income before income taxes (IBT) was $163.2 million compared to $167.0 million reported a year ago. RPM’s consolidated earnings before interest and taxes (EBIT) were up 4.6% to $187.0 million compared to $178.7 million reported in the year-ago period. During the quarter, RPM realized high-single-digit price increases on average across the company to partially offset the impact of inflation.

The second quarter of fiscal 2022 and 2021 included certain restructuring and other items that are not indicative of RPM’s ongoing operations. These items are detailed in the tables herein titled Supplemental Segment Information and Reconciliation of Reported to Adjusted Amounts. Among the items was a $41.9 million gain during the fiscal 2022 second quarter associated with the sale and leaseback of a facility in the Construction Products Group (CPG). Excluding these items, RPM’s adjusted EBIT was $157.3 million, a decrease of 21.0% compared to $199.3 million during the year-ago period. The company has excluded the impact of gains and losses from marketable securities from adjusted EPS, as their inherent volatility is outside of management’s control and cannot be predicted with any level of certainty.1 Excluding these items, adjusted diluted EPS was $0.79, a decrease of 25.5% compared to $1.06 in the second quarter of fiscal 2021.

“Robust demand for our paints, coatings, sealants and other building materials led to strong double-digit sales growth at three of our four operating segments and drove consolidated top-line performance that was ahead of our projections. In fact, top-line growth could have been even better if not for supply chain challenges that limited access to certain raw materials and cost us roughly $200 million in sales during the quarter,” stated Frank C. Sullivan, RPM chairman and CEO. “The decline in adjusted EBIT was in line with our outlook and was a result of continued material, wage and freight inflation, as well as supply chain

RPM Reports Fiscal 2022 Second-Quarter Results

January 5, 2022

disruptions that were exacerbated by Hurricane Ida and increased our conversion costs. These challenges were partially offset by price increases and operational improvements from our MAP to Growth program that led to $19 million of incremental year-over-year savings. It’s also worth noting that we faced a difficult comparison to the prior year when consolidated adjusted EBIT increased 29.7%.

“We remain focused on long-term growth and continue to invest in initiatives that will drive the business forward, including operational improvements, the development of innovative new products, acquisitions and manufacturing capacity expansions, as demonstrated by the 178,000-square-foot chemical manufacturing facility we purchased in September.

“I would like to commend our associates around the world for their extraordinary efforts to meet our customers’ needs and collaborate with our suppliers as we continue to execute and invest in strategies that will drive RPM’s long-term growth and success,” Sullivan concluded.

Second-Quarter Segment Sales and Earnings

Construction Products Group

During the fiscal 2022 second quarter, CPG net sales increased 22.0% to an all-time record of $614.2 million from $503.5 million a year ago. Organic sales growth was 19.9%, foreign currency translation provided a 0.3% tailwind and acquisitions contributed 1.8%. Segment IBT was $130.4 million, up from $71.8 million a year ago. EBIT increased 78.5% to $132.0 million from $74.0 million in the fiscal 2021 second quarter. Excluding certain items not indicative of ongoing operations, including the aforementioned $41.9 million gain, fiscal 2022 second-quarter adjusted EBIT increased 16.5% to a record $91.4 million from adjusted EBIT of $78.5 million reported during the year-ago period.

CPG’s market-leading revenue growth and positive mix were primarily driven by innovation in its high-performance building solutions, market share gains and strong demand in North America for its construction and maintenance products. Businesses that experienced the highest growth included those providing insulated concrete forms, roofing systems, concrete admixtures and repair products, and commercial sealants. Performance in international markets was mixed, with Europe fairly flat, while emerging markets showed signs of recovery. The segment’s adjusted EBIT increased due to volume growth, operational improvements and selling price increases, which helped to offset raw material inflation.

Performance Coatings Group

Fiscal 2022 second-quarter Performance Coatings Group (PCG) net sales increased 16.9% to a record $302.5 million from $258.8 million a year ago, reflecting organic growth of 12.2%, a foreign currency translation tailwind of 0.8% and a 3.9% contribution from acquisitions. Segment IBT was $37.9 million, up from $24.0 million a year ago. EBIT increased 56.4% to $37.6 million from $24.0 million in the fiscal 2021 second quarter. Excluding charges not indicative of ongoing operations, adjusted EBIT increased 41.3% to a record $39.6 million during the second quarter of fiscal 2022 from adjusted EBIT of $28.0 million during the year-ago period.

RPM Reports Fiscal 2022 Second-Quarter Results

January 5, 2022

Sales increased at nearly all of PCG’s primary business units largely due to the catch-up of maintenance previously deferred by industrial customers, particularly as Covid restrictions relaxed and contractor access to construction sites improved. Sales growth was also facilitated by price increases and improved product mix, driven by new decision support tools that helped improve salesforce efficiencies and product mix. Leading the way were the segment’s largest businesses providing polymer flooring systems and corrosion control coatings. Sales also remained strong at its recently acquired Bison raised flooring business and in emerging markets. Adjusted EBIT increased as a result of pricing, volume growth, operational improvements and product mix.

Specialty Products Group

During the second quarter of fiscal 2022, the Specialty Products Group (SPG) reported record sales of $193.6 million, an increase of 10.0% compared to $176.1 million in the year-ago period. Organic sales increased 9.0%, recent acquisitions added 0.4% and foreign currency translation increased sales by 0.6%. Segment IBT was $20.6 million compared with $28.4 million in the prior-year period. EBIT was $20.6 million, a decrease of 27.6% from $28.5 million in the fiscal 2021 second quarter. Adjusted EBIT, which excludes restructuring-related expenses, was $20.9 million in the fiscal 2022 second quarter, a decrease of 29.4% compared to $29.6 million in the year-ago period.

Following recent management changes, sales continued to grow at SPG. Performing particularly well were the segment’s businesses that serve the outdoor recreation, furniture and OEM markets. SPG’s fluorescent pigments business also generated good top-line growth. Adjusted EBIT was impacted by higher raw material and conversion costs due to supply disruptions, especially semiconductor chip shortages impacting the segment’s disaster restoration equipment business, which drove an unfavorable product mix. Additionally, the segment experienced higher expenses stemming from SPG’s investments in future growth initiatives and higher legal expenses, which were partially offset by operational improvements.

Consumer Group

Consumer Group sales were $529.2 million, a decrease of 3.3% from the $547.5 million reported in the fiscal 2021 second quarter. Organic sales decreased 3.5%, while foreign currency translation increased sales by 0.2%. Segment IBT was $33.1 million compared with $88.4 million in the prior-year period. EBIT was $33.0 million, a decrease of 62.6% compared to $88.4 million in the fiscal 2021 second quarter. Excluding charges not indicative of ongoing operations, adjusted EBIT was $33.6 million for the fiscal 2022 second quarter, a decrease of 62.9% versus adjusted EBIT of $90.7 million for the year-ago period.

Severe raw material shortages experienced by the Consumer Group during the fiscal 2022 first quarter persisted during the second quarter. The resulting production outages adversely impacted segment sales by approximately $100 million. Despite this challenge, the segment’s fiscal 2022 second-quarter sales were still 17.3% above pre-pandemic levels of the second quarter of fiscal 2020. Demand for its products remains high and inventories in many of its channels are low. Lost sales are expected to be recovered when conditions normalize. The Consumer Group also faced a challenging comparison to the prior-year period when sales increased 21.4% and adjusted EBIT increased 65.8% due to continued high demand for its home improvement products during the first phase of the pandemic. Earnings declined during the fiscal 2022 second quarter as a result of inflation in materials, freight and labor, as well as the unfavorable impact of supply shortages on productivity. These factors were partially offset by price increases and operational improvements. The segment continues to add capacity to meet demand and build resiliency in its supply chain to secure the raw materials it requires.

RPM Reports Fiscal 2022 Second-Quarter Results

January 5, 2022

Cash Flow and Financial Position

For the first half of fiscal 2022, cash from operations was $159.4 million compared to $579.5 million a year ago. The decrease is primarily a result of the need to build inventory in the current uncertain supply chain environment, reduced margins and higher year-end bonus payments. Capital expenditures of $101.4 million compared to $70.9 million during the first half of last year as the company made investments to add manufacturing capacity to respond to increased demand. Total debt at November 30, 2021 was $2.47 billion, compared to $2.30 billion at November 30, 2020 and $2.38 billion at May 31, 2021. Per the terms of RPM’s bank agreements, the company’s calculated net leverage ratio was 2.61 on November 30, 2021 as compared to 2.16 a year ago.

Total liquidity, including cash and committed revolving credit facilities, was $1.32 billion at November 30, 2021, compared to $1.46 billion at May 31, 2021. Liquidity remains high, enabling the company to manage supply chain challenges and continue investing in operational improvements, acquisitions and manufacturing capacity expansions. During the first half of fiscal 2022, the company returned $113.2 million to shareholders through cash dividends and share repurchases.

Business Outlook

Looking toward the fiscal 2022 third quarter, the company expects that the robust demand for its paints, coatings, sealants and other building materials will continue. However, supply chain challenges and raw material shortages have persisted so far in December, further compounded by disruptions from the Covid-19 Omicron variant on RPM’s operations and those of its supplier base. These factors are expected to put pressure on revenues and productivity.

Despite these challenges, RPM expects to generate double-digit consolidated sales growth in the fiscal 2022 third quarter versus last year’s record third-quarter sales, which grew 8.1%. The company anticipates high-double-digit sales growth in its CPG and PCG segments, along with margin accretion. SPG sales are expected to be up low-double digits as compared to last year’s third quarter. The Consumer Group faces a tough comparison to the prior-year period when its sales increased 19.8% and, as a result, its sales are anticipated to increase by low-single digits.

Consolidated adjusted EBIT for the third quarter of fiscal 2022 is expected to decrease 5% to 15% versus the same period last year, when adjusted EBIT was up 29.7%. The company anticipates that earnings will be affected by ongoing raw material, freight and wage inflation, as well as the impact on sales volumes from operational disruptions caused by the surging Omicron variant of Covid-19 and raw material shortages. These challenges will disproportionately impact the Consumer Group. RPM continues to work to offset these challenges by implementing price increases, improving operational efficiencies and bringing on additional manufacturing capacity.

The company remains focused on managing through the challenges stemming from the pandemic, while optimally positioning the business to deliver long-term growth and increased value for its stakeholders.

RPM Reports Fiscal 2022 Second-Quarter Results

January 5, 2022

Webcast and Conference Call Information

Management will host a conference call to discuss these results beginning at 10:00 a.m. EST today. The call can be accessed by dialing 833-323-0996 or 236-712-2462 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from approximately 1:00 p.m. EST on January 5, 2022 until 11:59 p.m. EST on January 12, 2022. The replay can be accessed by dialing 800-585-8367 or 416-621-4642 for international callers. The access code is 8485405. The call also will be available both live and for replay, and as a written transcript, via the RPM website at www.RPMinc.com.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across four reportable segments: consumer, construction products, performance coatings and specialty products. RPM has a diverse portfolio with hundreds of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, Day-Glo, Legend Brands, Stonhard, Carboline, Tremco and Dryvit. From homes and workplaces, to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company employs approximately 15,500 individuals worldwide. Visit www.RPMinc.com to learn more.

For more information, contact Russell L. Gordon, vice president and chief financial officer, at 330-273-5090 or rgordon@rpminc.com.

# # #

Footnote

[1]	These investments resulted in a net after-tax loss of $1.5 million for the second quarter of fiscal 2022 and a net after-tax gain of $5.8 million during the same quarter last year.

Use of Non-GAAP Financial Information

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use EBIT, adjusted EBIT and adjusted earnings per share, which are all non-GAAP financial measures. EBIT is defined as earnings (loss) before interest and taxes, with adjusted EBIT and adjusted earnings per share provided for the purpose of adjusting for one-off items impacting revenues and/or expenses that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract

RPM Reports Fiscal 2022 Second-Quarter Results

January 5, 2022

financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results. See the financial statement section of this earnings release for a reconciliation of EBIT and adjusted EBIT to income before income taxes, and adjusted earnings per share to earnings per share. We have not provided a reconciliation of our third-quarter fiscal 2022 adjusted EBIT guidance because material terms that impact such measures are not in our control and/or cannot be reasonably predicted, and therefore a reconciliation of such measures is not available without unreasonable effort.

Forward-Looking Statements

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us and are subject to uncertainties and factors (including those specified below), which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and availability of raw materials, including assorted pigments, resins, solvents, and other natural gas- and oil-based materials; packaging, including plastic and metal containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) the timing of and the realization of anticipated cost savings from restructuring initiatives and the ability to identify additional cost savings opportunities; (j) risks related to the adequacy of our contingent liability reserves; (k) risks relating to the Covid pandemic; (l) risks related to adverse weather conditions or the impacts of climate change and natural disasters; and (m) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2021, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended		Six Months Ended
	November 30,	November 30,	November 30,	November 30,
	2021	2020	2021	2020
Net Sales	$1,639,538	$1,485,915	$3,289,959	$3,092,586
Cost of Sales	1,056,924	899,743	2,093,994	1,852,759

Gross Profit	582,614	586,172	1,195,965	1,239,827
Selling, General & Administrative Expenses	437,709	399,418	856,676	795,370
Restructuring Expense	2,977	4,918	3,988	9,151
Interest Expense	21,002	21,266	42,111	43,011
Investment Expense (Income), Net	2,816	(9,519)	(2,934)	(22,281)
(Gain) on Sales of Assets, Net	(42,124)	—	(42,242)	—
Other (Income) Expense, Net	(2,920)	3,133	(6,259)	6,251

Income Before Income Taxes	163,154	166,956	344,625	408,325
Provision for Income Taxes	38,038	39,072	84,714	99,655

Net Income	125,116	127,884	259,911	308,670
Less: Net Income Attributable to Noncontrolling Interests	241	225	454	416

Net Income Attributable to RPM International Inc. Stockholders	$124,875	$127,659	$259,457	$308,254

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$0.97	$0.98	$2.01	$2.38

Diluted	$0.96	$0.98	$2.00	$2.37

Average shares of common stock outstanding—basic	128,022	128,500	128,058	128,459

Average shares of common stock outstanding—diluted	128,494	129,090	128,537	129,078

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended		Six Months Ended
	November 30,	November 30,	November 30,	November 30,
	2021	2020	2021	2020
Net Sales:
CPG Segment	$614,190	$503,520	$1,258,552	$1,051,210
PCG Segment	302,527	258,833	588,122	518,622
SPG Segment	193,624	176,054	375,679	334,078
Consumer Segment	529,197	547,508	1,067,606	1,188,676

Total	$1,639,538	$1,485,915	$3,289,959	$3,092,586

Income Before Income Taxes:
CPG Segment
Income Before Income Taxes (a)	$130,368	$71,832	$244,725	$170,182
Interest (Expense), Net (b)	(1,649)	(2,141)	(3,519)	(4,251)

EBIT (c)	132,017	73,973	248,244	174,433
MAP to Growth & other cost-savings related initiatives (d)	1,272	4,794	2,224	6,659
Adjustment to Exit Flowcrete China (g)	—	(305)	—	(305)
(Gain) on Sales of Assets, Net (i)	(41,906)	—	(41,906)	—

Adjusted EBIT	$91,383	$78,462	$208,562	$180,787

PCG Segment
Income Before Income Taxes (a)	$37,854	$24,047	$72,932	$52,561
Interest Income (Expense), Net (b)	247	9	331	(22)

EBIT (c)	37,607	24,038	72,601	52,583
MAP to Growth & other cost-savings related initiatives (d)	1,537	3,999	3,734	6,325
Acquisition-related costs (e)	—	—	339	—
Unusual executive costs, net of insurance proceeds (f)	472	—	472	—

Adjusted EBIT	$39,616	$28,037	$77,146	$58,908

SPG Segment
Income Before Income Taxes (a)	$20,591	$28,406	$45,147	$48,855
Interest (Expense), Net (b)	(29)	(73)	(64)	(155)

EBIT (c)	20,620	28,479	45,211	49,010
MAP to Growth & other cost-savings related initiatives (d)	296	1,140	632	4,683

Adjusted EBIT	$20,916	$29,619	$45,843	$53,693

Consumer Segment
Income Before Income Taxes (a)	$33,104	$88,368	$79,019	$221,089
Interest Income (Expense), Net (b)	73	(64)	149	(127)

EBIT (c)	33,031	88,432	78,870	221,216
MAP to Growth & other cost-savings related initiatives (d)	570	1,055	860	4,999
Acquisition-related costs (e)	—	1,178	—	1,178
Unusual executive costs, net of insurance proceeds (f)	12	—	776	—

Adjusted EBIT	$33,613	$90,665	$80,506	$227,393

Corporate/Other
(Loss) Before Income Taxes (a)	$(58,763)	$(45,697)	$(97,198)	$(84,362)
Interest (Expense), Net (b)	(22,460)	(9,478)	(36,074)	(16,175)

EBIT (c)	(36,303)	(36,219)	(61,124)	(68,187)
MAP to Growth & other cost-savings related initiatives (d)	6,274	6,641	10,158	13,809
Acquisition-related costs (e)	800	—	800	—
Unusual executive costs, net of insurance proceeds (f)	1,046	49	2,265	56
Settlement for SEC Investigation & Enforcement Action (h)	—	2,000	—	2,000

Adjusted EBIT	$(28,183)	$(27,529)	$(47,901)	$(52,322)

TOTAL CONSOLIDATED
Income Before Income Taxes (a)	$163,154	$166,956	$344,625	$408,325
Interest (Expense)	(21,002)	(21,266)	(42,111)	(43,011)
Investment (Expense) Income, Net	(2,816)	9,519	2,934	22,281

EBIT (c)	186,972	178,703	383,802	429,055
MAP to Growth & other cost-savings related initiatives (d)	9,949	17,629	17,608	36,475
Acquisition-related costs (e)	800	1,178	1,139	1,178
Unusual executive costs, net of insurance proceeds (f)	1,530	49	3,513	56
Adjustment to Exit Flowcrete China (g)	—	(305)	—	(305)
Settlement for SEC Investigation & Enforcement Action (h)	—	2,000	—	2,000
(Gain) on Sales of Assets, Net (i)	(41,906)	—	(41,906)	—

Adjusted EBIT	$157,345	$199,254	$364,156	$468,459

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT and Adjusted EBIT.
(b)	Interest Income (Expense), Net includes the combination of Interest Income (Expense) and Investment Income (Expense), Net.
(c)

EBIT is defined as earnings (loss) before interest and taxes, with Adjusted EBIT provided for the purpose of adjusting for items impacting earnings that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT, or adjusted EBIT, as a performance evaluation measure because interest expense is essentially related to corporate functions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

(d)	Reflects restructuring and other charges, almost all of which have been incurred in relation to our Margin Acceleration Plan initiatives, as follows:

“Inventory-related charges,” all of which have been recorded in Cost of Goods Sold;

“Headcount reductions, closures of facilities and related costs, and accelerated vesting of equity awards,” all of which have been recorded in Restructuring Expense;

“Accelerated Expense—Other,” “Receivable writeoffs (recoveries),” “ERP consolidation plan,” “Professional Fees,” “Unusual costs triggered by executive departures,” “Divestitures,” & “Discontinued Product Line,” all of which have been recorded in Selling, General & Administrative Expenses.

(e)

Acquisition costs reflect amounts included in gross profit for inventory step-ups, as well as external consulting costs associated with due diligence activities related to potential acquisition targets.

(f)	Reflects unusual compensation costs, net of insurance proceeds, recorded unrelated to our MAP to Growth initiative, including stock and deferred compensation plan arrangements.
(g)

In FY18, we added back a charge to exit our Flowcrete China business. Included in that charge from FY18 was an accrual for a contingent liability. During Q2 2021, the contingent liability was resolved, and a favorable adjustment of ~ $0.3 million was recognized.

(h)

On December 22, 2020, the Court entered its Final Judgment resolving the legacy “SEC Investigation & Enforcement Action.” We agreed to pay a civil monetary penalty of $2.0 million under Section 21(d)(3) of the Exchange Act. The settlement amount was accrued for in our consolidated financial statements as of the period ending November 30, 2020, and paid during the period ending February 28, 2021.

(i)	Reflects the net gain associated with the sale of certain real property assets within our CPG segment during Q2 2022.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF “REPORTED” TO “ADJUSTED” AMOUNTS

(Unaudited)

	Three Months Ended		Six Months Ended
	November 30,	November 30,	November 30,	November 30,
	2021	2020	2021	2020
Reconciliation of Reported Earnings per Diluted Share to Adjusted Earnings per Diluted Share (All amounts presented after-tax):
Reported Earnings per Diluted Share	$0.96	$0.98	$2.00	$2.37
MAP to Growth & other cost-savings related initiatives (d)	0.06	0.11	0.11	0.22
Acquisition-related costs (e)	0.01	0.01	0.01	0.01
Unusual executive costs, net of insurance proceeds (f)	0.01	—	0.02	—
Settlement for SEC Investigation & Enforcement Action (h)	—	0.01	—	0.01
(Gain) on Sales of Assets, Net (i)	(0.28)	—	(0.28)	—
Investment returns (j)	0.03	(0.05)	0.01	(0.11)

Adjusted Earnings per Diluted Share (k)	$0.79	$1.06	$1.87	$2.50

(d)	Reflects restructuring and other charges, almost all of which have been incurred in relation to our Margin Acceleration Plan initiatives, as follows:

“Inventory-related charges,” all of which have been recorded in Cost of Goods Sold;

“Headcount reductions, closures of facilities and related costs, and accelerated vesting of equity awards,” all of which have been recorded in Restructuring Expense;

“Accelerated Expense—Other,” “Receivable writeoffs (recoveries),” “ERP consolidation plan,” “Professional Fees,” “Unusual costs triggered by executive departures,” “Divestitures,” & “Discontinued Product Line,” all of which have been recorded in Selling, General & Administrative Expenses.

(e)

Acquisition costs reflect amounts included in gross profit for inventory step-ups, as well as external consulting costs associated with due diligence activities related to potential acquisition targets.

(f)	Reflects unusual compensation costs, net of insurance proceeds, recorded unrelated to our MAP to Growth initiative, including stock and deferred compensation plan arrangements.
(h)

On December 22, 2020, the Court entered its Final Judgment resolving the legacy “SEC Investigation & Enforcement Action.” We agreed to pay a civil monetary penalty of $2.0 million under Section 21(d)(3) of the Exchange Act. The settlement amount was accrued for in our consolidated financial statements as of the period ending November 30, 2020, and paid during the period ending February 28, 2021.

(i)	Reflects the net gain associated with the sale of certain real property assets within our CPG segment during Q2 2022.
(j)

Investment returns include realized net gains and losses on sales of investments and unrealized net gains and losses on equity securities, which are adjusted due to their inherent volatility. Management does not consider these gains and losses, which cannot be predicted with any level of certainty, to be reflective of the Company’s core business operations.

(k)	Adjusted EPS is provided for the purpose of adjusting diluted earnings per share for items impacting earnings that are not considered by management to be indicative of ongoing operations.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

(Unaudited)

	November 30, 2021	November 30, 2020	May 31, 2021
Assets
Current Assets
Cash and cash equivalents	$192,851	$272,945	$246,704
Trade accounts receivable	1,224,426	1,135,383	1,336,728
Allowance for doubtful accounts	(50,932)	(53,542)	(55,922)

Net trade accounts receivable	1,173,494	1,081,841	1,280,806
Inventories	1,040,923	829,617	938,095
Prepaid expenses and other current assets	352,153	268,029	316,399

Total current assets	2,759,421	2,452,432	2,782,004

Property, Plant and Equipment, at Cost	2,035,005	1,851,794	1,967,482
Allowance for depreciation	(1,011,928)	(962,395)	(1,002,300)

Property, plant and equipment, net	1,023,077	889,399	965,182

Other Assets
Goodwill	1,338,465	1,300,777	1,345,754
Other intangible assets, net of amortization	611,427	620,399	628,693
Operating lease right-of-use assets	302,701	297,695	300,827
Deferred income taxes, non-current	23,368	37,154	26,804
Other	196,440	192,352	203,705

Total other assets	2,472,401	2,448,377	2,505,783

Total Assets	$6,254,899	$5,790,208	$6,252,969

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$655,502	$540,678	$717,176
Current portion of long-term debt	302,719	75,709	1,282
Accrued compensation and benefits	180,549	161,515	258,380
Accrued losses	25,283	23,717	29,054
Other accrued liabilities	319,536	331,074	325,522

Total current liabilities	1,483,589	1,132,693	1,331,414

Long-Term Liabilities
Long-term debt, less current maturities	2,163,274	2,224,627	2,378,544
Operating lease liabilities	259,962	256,045	257,415
Other long-term liabilities	404,548	560,749	436,176
Deferred income taxes	105,770	65,651	106,395

Total long-term liabilities	2,933,554	3,107,072	3,178,530

Total liabilities	4,417,143	4,239,765	4,509,944

Stockholders’ Equity
Preferred stock; none issued	—	—	—
Common stock (outstanding 129,677; 130,106; 129,573)	1,297	1,301	1,295
Paid-in capital	1,073,039	1,035,539	1,055,400
Treasury stock, at cost	(675,471)	(595,851)	(653,006)
Accumulated other comprehensive (loss)	(573,745)	(649,819)	(514,884)
Retained earnings	2,010,991	1,756,571	1,852,259

Total RPM International Inc. stockholders’ equity	1,836,111	1,547,741	1,741,064
Noncontrolling interest	1,645	2,702	1,961

Total equity	1,837,756	1,550,443	1,743,025

Total Liabilities and Stockholders’ Equity	$6,254,899	$5,790,208	$6,252,969

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Six Months Ended
	November 30,	November 30,
	2021	2020
Cash Flows From Operating Activities:
Net income	$259,911	$308,670
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	75,975	72,506
Restructuring charges, net of payments	(2,107)	(2,291)
Fair value adjustments to contingent earnout obligations	2,470	2,712
Deferred income taxes	(6,130)	1,786
Stock-based compensation expense	17,010	21,118
Net loss (gain) on marketable securities	1,817	(20,172)
Net (gain) on sales of assets	(42,242)	—
Other	(7)	(194)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	80,510	91,027
(Increase) decrease in inventory	(124,941)	21,655
(Increase) decrease in prepaid expenses and other current and long-term assets	(15,165)	8,782
(Decrease) increase in accounts payable	(29,291)	8,331
(Decrease) in accrued compensation and benefits	(73,449)	(28,919)
(Decrease) increase in accrued losses	(3,322)	3,377
Increase in other accrued liabilities	18,316	89,020
Other	—	2,095

Cash Provided By Operating Activities	159,355	579,503

Cash Flows From Investing Activities:
Capital expenditures	(101,416)	(70,943)
Acquisition of businesses, net of cash acquired	(114,231)	(113,618)
Purchase of marketable securities	(9,476)	(23,292)
Proceeds from sales of marketable securities	6,179	21,189
Proceeds from sales of assets	50,599	—
Other	(55)	703

Cash (Used For) Investing Activities	(168,400)	(185,961)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	104,377	15
Reductions of long-term and short-term debt	(733)	(256,096)
Cash dividends	(100,725)	(96,019)
Repurchases of common stock	(12,500)	—
Shares of common stock returned for taxes	(9,959)	(15,729)
Payments of acquisition-related contingent consideration	(5,714)	(2,218)
Other	(710)	—

Cash (Used For) Financing Activities	(25,964)	(370,047)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(18,844)	16,034

Net Change in Cash and Cash Equivalents	(53,853)	39,529
Cash and Cash Equivalents at Beginning of Period	246,704	233,416

Cash and Cash Equivalents at End of Period	$192,851	$272,945